Exhibit 10.2

FIRST AMENDMENT TO THE TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE
This First Amendment to the Transition and Separation Agreement and General Release, dated as of October 8, 2024 (this “Amendment”), is made and entered into by and among Kevin P. Riley (“Employee”), First Interstate BancSystem, Inc. (the “Company”) and First Interstate Bank (the “Bank” and, together with the Company, “First Interstate”). Capitalized terms used in this Amendment shall have the meanings set forth in the Agreement (as defined below).
WHEREAS, the Company and Employee are parties to that certain Transition and Separation Agreement and General Release, dated as of July 8, 2024, by and among the Company, the Bank and Employee (the “Agreement”), and wish to amend and supplement the Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:
I.Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Transition Period. Employee will continue to serve as the Chief Executive Officer during the period (the “CEO Transition Period”) from July 8, 2024 (the “Transition Date”) through November 1, 2024 or such later date in 2024 that the new Chief Executive Officer commences employment with First Interstate (the “CEO Transition Date”) and, as of the CEO Transition Date, will continue employment until January 1, 2025 as Special Advisor to the Chair of the Board (such date, the “Specified Separation Date” and the period from the CEO Transition Date to the Specified Separation Date, the “Advisor Transition Period” and, together with the CEO Transition Period, the “Transition Period”)). Notwithstanding the foregoing, the Board may terminate Employee’s employment for Cause (as defined in the Employment Agreement and modified by Section 1(f) below) at any time without prior notice to Employee and the Consulting Period pursuant to Section 3 shall never commence. The actual date of Employee’s termination of employment under this Agreement shall be referred to herein as the “Separation Date”.
a.During the (i) CEO Transition Period, Employee shall continue to report to the Board and shall have duties and responsibilities that are substantially the same as his existing duties and responsibilities, subject to the parameters set forth on Appendix A hereto (the “CEO Transition Duties”) and (ii) Advisor Transition Period, Employee shall continue to report to the Board and shall have duties and responsibilities that are reasonably assigned by the Chair of the Board in good faith.
b.During the Transition Period, Employee shall (i) receive Employee’s base salary at the rate in effect as of the date hereof and (ii) continue to participate in First Interstate’s annual short term incentive award based on Employee’s target short term incentive opportunity, in an amount determined by the Board based on First Interstate’s actual achievement of business performance objectives in a manner consistent with how such objectives are determined for other executive officers of

First Interstate (assuming achievement of all personal performance objectives) and paid at the same time as short term incentive awards are paid to executive officers of First Interstate (provided that Employee shall not be required to be employed on the bonus payment date to be entitled to receive an annual short term incentive award). Employee shall not be eligible to be granted any long-term incentive awards during the Transition Period.
c.During the Transition Period, Employee shall continue to accrue paid vacation and shall remain eligible for all employee benefit plans available to executive officers of First Interstate through the Separation Date. First Interstate shall also continue to reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing his Transition Duties in accordance with Company policies applicable to executive officers of First Interstate.
d.As of the Specified Separation Date, Employee shall be fully vested in all contribution amounts under the Company’s Deferred Compensation Plan SERP Award Notice (2016).
e.All payments made to Employee during the Transition Period shall occur on customary payment dates and will be subject to standard payroll deductions and withholdings.
f.The parties agree that none of the changes set forth in this Agreement shall constitute or give rise to “Good Reason” as defined in the Employment Agreement.
g.For purposes of Employee’s rights under this Agreement, “Cause”, as defined in the Employment Agreement, shall be modified to include a material breach by Employee of any provision of this Agreement, including, without limitation, in connection with performing the Transition Duties.
II.Section 10 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Resignation. Upon the CEO Transition Date, Employee’s service as a director of the Company and as an officer or director of any affiliate of First Interstate shall immediately terminate, including, without limitation, the board of directors of the First Interstate BancSystem Foundation. This Section 10 shall constitute a resignation notice for such purposes (provided that, for the avoidance of doubt, (i) Employee shall continue to be an employee following the CEO Transition Date and (ii) Section 7 of the Employment Agreement shall not be deemed to apply as a result).”
III.Legal Fee Reimbursement. Upon presentation of reasonable documentation, First Interstate shall reimburse Employee for reasonable and customary attorneys’ fees incurred in connection with the review and finalization of this Amendment, up to a maximum amount of $7,500 in the aggregate.
IV.Entire Agreement. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating thereto.
V.General. Except as set forth above in this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the day and year first written above.

EMPLOYEE

/s/ KEVIN RILEY
Kevin P. Riley

Agreed to by First Interstate BancSystem, Inc.

/s/ Biff Bowman	10/8/2024
Stephen B. Bowman	Date
Chair of the Board of Directors

Agreed to by First Interstate Bank

/s/ Marcy D. Mutch	10/8/2024
Marcy D. Mutch	Date
EVP, Chief Financial Officer